Exhibit 10.27

GUARANTY

This GUARANTY (this “Guaranty”) dated as of September 12, 2002 is made by WILLIS LEASE FINANCE CORPORATION, a Delaware corporation (together with its successors and assigns, the “Guarantor”), in favor of BARCLAYS BANK PLC, a public limited company organized under the law of England and Wales, in its capacity as Deal Agent (as defined below) and as a Class B Purchaser (as defined below), and FORTIS BANK (NEDERLAND) N.V., organized under the laws of the Netherlands, in its capacity as a Class B Purchaser (as defined below).

RECITALS

WHEREAS, Willis Engine Funding LLC (“Issuer”), the Guarantor, Sheffield Receivables Corporation (the “Class A Purchaser”) and Barclays Bank PLC, as deal agent (the “Deal Agent”), have entered into that certain Class A Note Purchase Agreement dated as of September 12, 2002 (the “Class A Note Purchase Agreement”), pursuant to which the Class A Purchaser agreed to purchase up to $180,000,000 aggregate principal amount of notes entitled Willis Engine Funding LLC Secured Notes, Series 2002-1 Class A (the “Class A Notes”) issued pursuant to the Indenture, dated as of September 12, 2002 (the “Trust Indenture”), and the Series 2002-1 Supplement, dated as of September 12, 2002 (the “2002-1 Supplement” and, together with the Trust Indenture, the “Indenture”), between Issuer and The Bank of New York (“Indenture Trustee”);

WHEREAS, the Issuer, the Guarantor, Barclays Bank PLC (together with its successors and assigns, in such capacity, a “Class B Purchaser”), Fortis Bank (Nederland) N.V. (together with its successors and assigns, a “Class B Purchaser” and together with Barclays Bank PLC in its capacity as a Class B Purchaser, the “Class B Purchasers”) and the Deal Agent have entered into that certain Class B Note Purchase Agreement dated as of September 12, 2002 (the “Class B Note Purchase Agreement”), pursuant to which the Class B Purchasers agreed to purchase up to $20,000,000 aggregate principal amount of notes entitled Willis Engine Funding LLC Secured Notes, Series 2002-1 Class B (the “Class B Notes”) issued pursuant to the Indenture;

WHEREAS, it is a condition of the effectiveness of the Class B Note Purchase Agreement that the Guarantor execute and deliver this Guaranty; and

WHEREAS, Guarantor is the owner of all of the capital stock of Issuer and will obtain substantial direct and indirect benefit from the purchase of the Class A Notes and the Class B Notes by the Class A Purchaser and the Class B Purchasers, respectively;

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

AGREEMENT

Section 1.              Definitions.  Capitalized terms used herein shall have the following meanings:

Guaranty Amount:  As of any date of determination, an amount equal to the excess of (A) the lesser of (i) the Class B Note Principal Balance as of such date and (ii) 10% of the Outstanding Obligations as of such date over (B) the Guaranty Deduction Amount as of such date.

Guaranty Deduction Amount:  As of any date of determination, an amount equal to the sum of (a) any amounts prior to or as of such date paid by Guarantor pursuant to the Indemnification Agreement and (b) any amounts prior to or as of such date paid by Guarantor to lessees, sublessees or other Persons pursuant to the Guarantor’s obligations as surety with respect to the obligations of Issuer or any Owner Trustee pursuant to any Lease.

Indebtedness:  With respect to any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation incurred through the issuance and sale of bonds, debentures, notes or other similar debt instruments, and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business, (d) any obligation of such Person as lessee under a capital lease, (e) any Indebtedness of another secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (f) any obligation in respect of interest rate or foreign exchange hedging agreements.

Indemnification Agreement:  The Indemnification Agreement dated as of September 12, 2002 between the Guarantor and the Indenture Trustee.

All other capitalized terms not otherwise defined herein have the meanings set forth in the Indenture.

Section 2.              Acknowledgment; Guaranty.  Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Class B Purchasers, up to an amount not exceeding the Guaranty Amount (items (i) through (iii) collectively, the “Guaranteed Indebtedness”): (i) the full and prompt payment of the principal balance of the Class B Notes and the indebtedness represented thereby as and when due or at such earlier date as may result from the acceleration thereof as a result of the occurrence of an Early Amortization Event or an Event of Default under the terms of the Indenture; (ii) the full and prompt payment of the interest on the outstanding principal balance of the Class B Notes as and when due or at such earlier date as may result from the acceleration thereof following an Early Amortization Event or an Event of Default under the terms of the Indenture; and (iii) the full and prompt payment of an amount equal to each and all of the payments and other sums, when and as the same shall become due, required to be paid by the Issuer to the Class B Noteholders under the terms of the Indenture.

Section 3.              Guaranty Unconditional.  The obligations of Guarantor hereunder are irrevocable, absolute and unconditional, irrespective of the value, genuineness, regularity, validity or enforceability of the Guaranteed Indebtedness or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  No setoff, abatement, recoupment, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature (other than performance by Guarantor of its obligations hereunder or the payment in full of the Guaranteed Indebtedness), which Guarantor has or may have with respect to a claim under this Guaranty, shall be available hereunder to Guarantor against the Class B Purchasers.

Section 4.              Payments.  All payments to be made by Guarantor to or for the benefit of the Class B Purchasers hereunder shall be made, in accordance with the written direction of each of the Class B Purchasers, by wire transfer in lawful money of the United States of America, in immediately available funds, and shall be accompanied by a notice from Guarantor stating that such payments are made under this Guaranty.

Section 5.              Representations, Warranties and Covenants.  Guarantor hereby represents and warrants to the Class B Purchasers that:

(a)           The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has full corporate power to own its assets and to engage in the activities in which it is now engaged and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its activities requires such qualification, if the failure to so qualify would have a material adverse effect on the condition (financial or otherwise) of the Guarantor;

(b)           The Guarantor has full power, authority and legal right to execute, deliver and perform this Guaranty and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty.  No consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required for the execution, delivery and performance by the Guarantor of this Guaranty which has not been obtained, made, given or accomplished. This Guaranty has been duly executed and delivered by a duly authorized representative of the Guarantor, and this Guaranty constitutes the valid, legal and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its respective terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c)           The execution, delivery and performance by the Guarantor of this Guaranty will not violate any provision of any law or regulation applicable to the Guarantor, or of any order, judgment, award or decree of any court, arbitrator or Governmental Authority applicable to the Guarantor or the organizational documents of the Guarantor or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Guarantor is a party or by which the Guarantor or any of its assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreements, instrument or undertaking;

(d)           No litigation, investigation or administrative proceeding of or before any court, arbitrator or governmental authority is pending or, to the Guarantor’s knowledge, threatened against the Guarantor which if decided adversely to the Guarantor, would materially affect the condition (financial or otherwise), business or operations of the Guarantor, or the ability of the Guarantor to perform its obligations under this Guaranty;

(e)           All approvals, authorizations, consents, orders or other actions of any person, corporation or other organization, or of any court, governmental agency or body or official, required in connection with the execution, delivery and performance of this Guaranty by the Guarantor, have been taken or obtained on or prior to the Effective Date;

(f)            The financial statements of Guarantor dated as of December 31, 2001 (audited), a copy of which have been furnished to the Deal Agent, fairly present the financial position and results of operations for Guarantor for the dates and periods purported to be covered thereby, all in accordance with GAAP, and there has been no Material Adverse Change in the financial position or operations of Guarantor since the date of such financial statements; and

(g)           Guarantor is not insolvent as of the Effective Date and the incurrence of Guarantor’s obligations under this Guaranty will not cause Guarantor: (i) to become insolvent; (ii) to be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) to be unable to pay its debts as such debts mature.

Section 6.              Consents.  Guarantor hereby consents that any or all of the following actions may be taken or things done without notice to Guarantor and without affecting the liability of Guarantor under this Guaranty:

A.            The time for Issuer’s performance of or compliance with any of the terms of the Guaranteed Indebtedness may be accelerated (upon an Event of Default), or extended or such performance or compliance may be waived by the Deal Agent (including, without limitation, the renewal, extension, acceleration (upon an Event of Default) or other change in the time of payment, or other terms of, the Guaranteed Indebtedness, such as an increase or decrease in the rate of interest thereon); and

B.            The terms of any of the Guaranteed Indebtedness or any term or condition in the Indenture may be amended as provided for therein by the Issuer and Deal Agent, as the case may be, for the purpose of adding any provisions thereto or changing in any manner the rights or obligations of Issuer and/or Deal Agent thereunder.

Section 7.              Due Diligence.  Guarantor acknowledges that it has, independently of and without reliance on the Deal Agent, made its own credit analysis of Issuer and performed its own legal review of this Guaranty, the Indenture, the Contribution and Sale Agreement, the Class A Note Purchase Agreement, the Class B Note Purchase Agreement and the Related Documents and all related documents and filings, and Guarantor is not relying on the Deal Agent with respect to any of the aforesaid items. Guarantor has established adequate means of obtaining from Issuer on a continuing basis financial and other information pertaining to Issuer’s financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder, and Guarantor further agrees that the Deal Agent shall have no obligation to disclose to Guarantor information or material with respect to Issuer acquired in the course of the Deal Agent’s relationship with Issuer.

Section 8.              Tolling of Statute of Limitations.  Guarantor agrees that any payment or performance of any of the terms of the Guaranteed Indebtedness or other acts which tolls any statute of limitations applicable to the Guaranteed Indebtedness shall also toll the statute of limitations applicable to Guarantor’s liability under this Guaranty.

Section 9.              Waiver.  Guarantor hereby expressly waives diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting Issuer’s liability under the Class B Notes or the Indenture or the enforcement of this Guaranty, discharge due to any disability of Issuer, any defenses of Issuer to its obligations under the Class B Notes or the Indenture not arising under the express terms of the Class B Notes or the Indenture or from a material breach thereof by Deal Agent or a Class B Purchaser which under the law has the effect of discharging Issuer from the Guaranteed Indebtedness as to which this Guaranty is sought to be enforced, the benefit of any act or omission by the Deal Agent or a Class B Purchaser that directly or indirectly results in or aids the discharge of Issuer from any of the Guaranteed Indebtedness by operation of law or otherwise, all notices whatsoever, including, without limitation, notice of acceptance of this Guaranty and the incurring of the Guaranteed Indebtedness, and any requirement that the Deal Agent or a Class B Purchaser exhaust any right, power or remedy or proceed against Issuer, the Collateral or any other guarantor of, or any other Person liable for, any of the Guaranteed Indebtedness, or any portion thereof. Guarantor specifically agrees that it will not be necessary or required, and Guarantor shall not be entitled to require, that Deal Agent or a Class B Purchaser file suit or proceed to assert or obtain a claim for personal judgment against Issuer for the Guaranteed Indebtedness, or to make any effort at collection or enforcement of the Guaranteed Indebtedness from Issuer or file suit or proceed to obtain or assert a claim for personal judgment against Guarantor or any other guarantor or other party liable for the Guaranteed Indebtedness or make any effort at collection of the Guaranteed Indebtedness from any such party or exercise or assert any other right or remedy to which the Deal Agent or a Class B Purchaser is or may be entitled in connection with the Guaranteed Indebtedness or guaranty relating thereto or assert or file any claim against the assets of Issuer, before or as a condition of enforcing the liability of Guarantor under this Guaranty.

Section 10.            Certain Rights.  In pursuing their rights under this Guaranty, the Class B Purchasers need not join Guarantor in any suit against Issuer or join Issuer in any suit against Guarantor.

Section 11.            Continuing Guaranty.  This Guaranty shall be a continuing guaranty and any other guarantors of all or a portion of the Guaranteed Indebtedness may be released without affecting the liability of Guarantor hereunder.

Section 12.            Indemnity.  In addition to and without limiting or impairing in any manner whatsoever Guarantor’s other obligations under this Guaranty or any other document executed and delivered by Guarantor to the Deal Agent or the Class B Purchasers, Guarantor agrees to indemnify the Deal Agent and the Class B Purchasers from and against any and all costs, expenses, losses and liabilities relating to claims by any third parties growing out of or resulting from transactions contemplated by this Guaranty (including, without limitation, enforcement of this Guaranty).

Section 13.            Notice.  The Deal Agent shall provide Guarantor with a copy of any notice of default to Issuer as provided under the Indenture; provided, however, the failure of Deal Agent to provide such notice to Guarantor will not exonerate Guarantor of any Guaranteed Indebtedness. All notices and communications under this Agreement shall be in writing personally delivered, or sent by facsimile (with subsequent telephone confirmation of receipt thereof) or sent by overnight courier service at the following addresses: Guarantor, at its address at Willis Lease Finance Corporation, 2320 Marinship Way, Suite 300, Sausalito, CA 94965; and Deal Agent, at its address at 200 Park Avenue, New York, New York 10166, Attention: Asset Securitization Group or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 13. Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand. All such notices and communications shall, when hand delivered be effective upon delivery, when sent by courier be effective on the next succeeding Business Day.

Section 14.            Reinstatement.  Notwithstanding any provision in the Indenture or the Class B Notes to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of the Class B Purchasers shall continue if and to the extent that for any reason any payment by or on behalf of Issuer is rescinded or must be otherwise restored by the Class B Purchasers, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.  The determination as to whether any such payment must be rescinded or restored shall be made by the Class B Purchasers in their sole discretion; provided, however, that if the Class B Purchasers choose to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless the Class B Purchasers from all costs and expenses (including, without limitation, attorneys’ fees) related to such request.

Section 15.            No Waiver, Amendments, Etc.  No failure on the part of the Class B Purchasers to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  This Guaranty may not be amended or modified except by written agreement between the Guarantor and the Class B Purchasers and no consent or waiver hereunder shall be valid unless in writing and executed in accordance with the provisions of this Guaranty.

Section 16.            Compromise and Settlement.  No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the terms of the Guaranteed Indebtedness or the release of Guarantor or discharge of Issuer or Guarantor from the performance of any of the terms of the Guaranteed Indebtedness shall release or discharge Guarantor from this Guaranty.

Section 17.            Insolvency.  The voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, or other proceeding affecting Issuer or Guarantor or the disaffirmance of the Class A Notes, the Class B Notes or the Indenture, or Guarantor’s obligations hereunder in any such proceeding shall not release or discharge Guarantor from this Guaranty.

Section 18.            Expenses.  In addition to its guaranty hereunder of the Guaranteed Indebtedness, Guarantor hereby agrees to pay all costs and expenses, including, without limitation, attorneys’ fees, paid or incurred by the Class B Purchasers in collection or enforcing any or all of the Guaranty Amount or in connection with the enforcement of this Guaranty and in which the Class B Purchasers are the prevailing party.

Section 19.            Entire Agreement.  This Guaranty and all documents mentioned or contemplated herein constitute and contain the entire agreement of the parties and supersede any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

Section 20.            Severability.  If any provision of this Guaranty is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Guaranty shall be deemed valid and enforceable to the full extent possible.

Section 21.            Subordination of Indebtedness.  Any Indebtedness or other obligation of Issuer now or hereafter held by or owing to Guarantor is hereby subordinated in time and right of payment to all obligations of Issuer to the Class B Purchasers; and such Indebtedness of Issuer to Guarantor is assigned to the Class B Purchasers, as collateral security for this Guaranty and the Guaranteed Indebtedness, and if the Class B Purchasers so request, shall be collected, enforced and received by Guarantor in trust for the Class B Purchasers, and be paid over to the Class B Purchasers, on account of the Outstanding Obligations of Issuer to the Class B Purchasers, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Any notes now or hereafter evidencing such Indebtedness of Issuer to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to the Class B Purchasers.  Guarantor will, and the Deal Agent is hereby authorized, in the name of Guarantor from time to time, to execute and file financing statements and continuation statements and execute such other documents and take such other action as Deal Agent deems necessary or appropriate to perfect, preserve and enforce its rights hereunder.  Notwithstanding the foregoing, the right of the Servicer to receive the Servicing Fee and receive reimbursement of Servicer Advances is not subordinated except as may be provided in Section 3.2 of the Series 2002-1 Supplement.

Section 22.            No Petition.  Guarantor hereby covenants that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Note under any Series was Outstanding.

Section 23.            Assignment; Governing Law.  This Guaranty shall be binding upon and inure to the benefit of Guarantor and the Class B Purchasers and each of their respective successors and assigns, except that Guarantor shall not have the right to assign its rights hereunder or any interest herein unless authorized by a writing executed by the Class B Purchasers. The Guarantor hereby consents (a) to the Class B Purchasers enforcing their rights and remedies hereunder and/or any other Owner or (b) to the assignment of all of the Class B Purchasers rights and remedies hereunder to any subsequent Noteholder or to the trustee under the Indenture. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles of such jurisdiction.

Section 24.            Consent to Jurisdiction.  Guarantor hereby irrevocably consents to the non-exclusive personal jurisdiction o f the state and federal courts located in New York County, New York, solely for purposes of any action, claim or other proceeding arising out of any dispute in connection with this Guaranty, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.  Guarantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Class B Purchasers in connection with this Guaranty, any rights or obligations hereunder or thereunder or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13 above.  Nothing in this Section 24 shall affect the right of the Class B Purchasers to serve legal process in any other manner permitted by applicable law or affect the right of the Class B Purchasers to bring any action or proceeding against Guarantor or its properties in the courts of any other jurisdictions.

Section 25.            Termination of Guaranty.  This Guaranty shall terminate upon payment in full of the Class B Notes and fulfillment of all other Guaranteed Indebtedness in full; provided, however, this Section shall not affect the obligations of Guarantor pursuant to Section 14 of this Guaranty.

Section 26.            Waiver of Jury Trial.  THE GUARANTOR AND THE CLASS B PURCHASERS HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

Section 27.            Waiver of Specific Rights. GUARANTOR HEREBY IRREVOCABLY WAIVES AND RELEASES ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ISSUER, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY SUCH PAYMENTS MADE OR OBLIGATIONS PERFORMED.

Section 28.            Subordination of Specific Rights.  Guarantor hereby agrees that for so long as the Guaranteed Indebtedness is outstanding, it shall not take any action to enforce any claim, right or remedy which Guarantor may have against Issuer that arises hereunder, including without limitation any claim, remedy or right of subrogation, reimbursement, exoneration, or indemnification. Guarantor further agrees that any claim, right or remedy which Guarantor may have against Issuer that arises hereunder, including without limitation any claim, remedy or right of subrogation, reimbursement, exoneration, orindemnification, shall be subordinated to the prior payment of the Guaranteed Indebtedness.

Section 29.            Transfer.  In the event of any transfer of any Class B Note, all rights of the transferor of such Class B Note under this Guaranty in respect of such Class B Note shall, once the transferee of such Class B Note has become the registered Holder of such Class B Note, shall be assigned to, and shall be enforceable by, such transferee.

Section 30.            General Interpretive Principles.  For purposes of this Guaranty except as otherwise expressly provided or unless the context otherwise requires:

A.            the terms defined in this Guaranty have the meanings assigned to them in this Guaranty and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

B.            accounting terms not otherwise defined herein have the meanings assigned to them in accordance with Generally Accepted Accounting Principles as in effect on the date hereof;

C.            references herein to “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Sections, Subsections, paragraphs and other subdivisions of this Guaranty;

D.            a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

E.             the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Guaranty as a whole and not to any particular provision; and

F.             the term “include” or “including” shall mean without limitation by reason of enumeration.

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

WILLIS LEASE FINANCE CORPORATION
as Guarantor

By:	/s/ DONALD A. NUNEMAKER
Name: Donald A. Nunemaker
Title: Executive Vice President,
Chief Operating Officer

ACCEPTED AND AGREED TO:

BARCLAYS BANK PLC
as Deal Agent and as a a Class B Purchaser

By:	/s/ PIERRE DULEYRIE
Name: Pierre Duleyrie
Title: Director

FORTIS BANK (NEDERLAND) N.V.
as a Class B Purchaser

By:
Name:
Title:

S-1